Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2022 relating to the consolidated financial statements and financial statement schedule of American Tower Corporation and the effectiveness of American Tower Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 1, 2022